Exhibit 3.15

CERTIFICATE OF INCORPORATION

-of-

DEMEFAC LEASING CORP.

(Under Section 402 of the Business Corporation Law)

The undersigned, a natural person of at least 18 years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that.

FIRST: The name of the corporation (hereinafter called the “Corporation”) DEMEFAC LEASING CORP.

SECOND: The Corporation is formed for the following purposes,

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official department, board, agency or other body without such consent or approval first being obtained.

To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law, subject to any limitations thereof contained in this Certificate of Incorporation or in the laws of the State of New York.

THIRD: The office of the Corporation is to be located in the County of New York, State of New York.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred (200), all of which are to be shares of one class designated as Common Stock without par value.

FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address within the State of New York, to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is c/o Parker Chapin Flattau & Klimple, LLP, 1211 Avenue of America, New York, New York 10036. Attention: Richard Rubin, Esq.

SIXTH: The duration of the Corporation is to be perpetual.

SEVENTH: No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase or otherwise acquire shares of any class of the Corporation, and any and all of such shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms corporations and associations, for such lawful consideration and on such terms as the Board of Directors in its discreation may determine, without first offering the same, or any thereof, to any said holder. Without limiting the generality of the foregoing stated denial or any and all preemptive rights, no holder of shares of any class of the Corporation shall have any preemptive rights in respect of the matters, proceedings or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the Business Corporation Law.

EIGHTH: The Corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise as permitted by said Article, as to action in any capacity in which he served at the request of the Corporation.

NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same any may be amended and supplemented.

IN WITNESS WHEREOF, the undersigned has signed this Certificate this 9th day of August, 1995.

/s/ Jennifer Bancroft DaSilva
Jennifer Bancroft DaSilva, Incorporator
1211 Avenue of the Americas
New York, New York 10036

STATE OF NEW YORK	)
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COUNTY OF NEW YORK	)

On this 9th day of August 1995, before me personally came Jennifer Bancroft DaSilva to me known to be the person described in and who signed the foregoing certificate of incorporation and she duly acknowledged to me that she signed the same.

/s/ Brooke Spiegel
Notary Public

Brooke Spiegel
Notary Public, State of New York